Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

December 8, 2008

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces issuance of $20,649,000 of preferred stock to the
US Department of Treasury

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that it issued $20,649,000 of preferred stock to the US Department of Treasury under the Capital Purchase Program. As part of the transaction, the Corporation also issued warrants to the Treasury to purchase 767 thousand shares of common stock of the Corporation with a market price equal to $4.04.

At September 30, 2008, the Company’s Leverage ratio, Tier 1 and Total risk based capital ratios were 7.42 percent, 9.07 percent and 10.33 percent, respectively.  These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution. Each of the regulatory capital ratios is expected to increase by approximately 300 basis points from the sale of the preferred stock.

James A. Hughes, Unity Bancorp’s President and CEO said, “The capital raised under the Treasury program will significantly strengthen our financial position during these challenging economic times.  We will invest these funds to support future loan growth in the markets we serve.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $864 million in assets and $685 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com, or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.